As filed with the Securities and Exchange Commission on April 1, 2019

Registration No. 333-201208

Registration No. 333-207749

Registration No. 333-207751

Registration No. 333-215402

Registration No. 333-226026

Registration No. 333-226028

Registration No. 333-226029

Registration No. 333-226472

Registration No. 333-226473

Registration No. 333-226474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_______________________

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-201208)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-207749)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-207751)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-215402)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-226026)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-226028)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-226029)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-226472)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-226473)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-226474)

TO Form S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

____________________

NATIONAL COMMERCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-8627710 (I.R.S. Employer Identification No.)

600 Luckie Drive, Suite 350 Birmingham, AL (Address of principal executive offices)	35223 (Zip code)

UNITED GROUP BANKING COMPANY OF FLORIDA, INC. OFFICERS’ AND EMPLOYEES’ STOCK OPTION PLAN

REUNION BANK OF FLORIDA OFFICERS’ AND EMPLOYEES’ STOCK OPTION PLAN

REUNION BANK OF FLORIDA DIRECTORS’ STOCK OPTION PLAN

PRIVATE BANCSHARES, INC. 2006 STOCK INCENTIVE PLAN

1ST MANATEE BANK AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN

1ST MANATEE BANK 2015 STOCK OPTION PLAN

1ST MANATEE BANK 2017 STOCK OPTION PLAN

LANDMARK BANCSHARES, INC. 2007 STOCK INCENTIVE PLAN

LANDMARK BANCSHARES, INC. 2007 STOCK OPTION PLAN

LANDMARK BANCSHARES, INC. 2015 LONG-TERM INCENTIVE PLAN

(Full Titles of Plans)

Beth S. DeSimone

Senior Vice President and General Counsel

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

National Commerce Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.

Registration Statement File No. 333-201208, filed with the SEC on December 22, 2014, registering 102,586 shares of Common Stock issuable under the United Group Banking Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan;

ii.

Registration Statement File No. 333-207749, filed with the SEC on November 2, 2015, registering 119,096 shares of Common Stock issuable under the Reunion Bank of Florida Officers’ and Employees’ Stock Option Plan;

iii.	Registration Statement File No. 333-207751, filed with the SEC on November 2, 2015, registering 89,165 shares of Common Stock issuable under the Reunion Bank of Florida Directors’ Stock Option Plan;

iv.	Registration Statement File No. 333-215402, filed with the SEC on January 3, 2017, registering 147,516 shares of Common Stock issuable under the Private Bancshares, Inc. 2006 Stock Incentive Plan;

v.

Registration Statement File No. 333-226026, filed with the SEC on July 2, 2018, registering 3,108 shares of Common Stock issuable under the 1st Manatee Bank Amended and Restated Incentive Stock Option Plan;

vi.	Registration Statement File No. 333-226028, filed with the SEC on July 2, 2018, registering 32,959 shares of Common Stock issuable under the 1st Manatee Bank 2015 Stock Option Plan;

vii.	Registration Statement File No. 333-226029, filed with the SEC on July 2, 2018, registering 56,936 shares of Common Stock issuable under the 1st Manatee Bank 2017 Stock Option Plan;

viii.	Registration Statement File No. 333-226472, filed with the SEC on August 1, 2018, registering 39,982 shares of Common Stock issuable under the Landmark Bancshares, Inc. 2007 Stock Incentive Plan;

ix.	Registration Statement File No. 333-226473, filed with the SEC on August 1, 2018, registering 91,782 shares of Common Stock issuable under the Landmark Bancshares, Inc. 2007 Stock Option Plan; and

x.	Registration Statement File No. 333-226474, filed with the SEC on August 1, 2018, registering 61,483 shares of Common Stock issuable under the Landmark Bancshares, Inc. 2015 Long-Term Incentive Plan.

On April 1, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of November 23, 2018, between the Registrant and CenterState Bank Corporation (“CenterState”), the Registrant merged with and into CenterState, with CenterState surviving such merger (the “Merger”), and the Registrant’s wholly owned subsidiary bank, National Bank of Commerce, merged with and into CenterState’s wholly owned subsidiary bank, CenterState Bank, N.A., immediately following the Merger.  These Post-Effective Amendments are being filed as a result of the Merger. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Haven, State of Florida, on the 1st day of April, 2019.

CENTERSTATE BANK CORPORATION,
as successor by merger to National Commerce Corporation

By:	/s/ Jennifer L. Idell
Jennifer L. Idell
Its Executive Vice President and Chief Administrative Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.